UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 19, 2007
ARCADIA RESOURCES, INC.
(Exact Name of Registrant as Specified in its Charter)
Nevada
(State or Other Jurisdiction of Incorporation)

001-32935 (Commission File Number)	88-0331369 (IRS Employer Identification No.)
26777 Central Park Blvd., Suite 200 Southfield, Michigan 48076
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (248) 352-7530
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.
     On July 19, 2007, Arcadia Resources, Inc. (the “Company”) and its wholly-owned subsidiary Beacon Respiratory Services, Inc. entered into an Escrow Release Agreement with Alliance Oxygen & Medical Equipment, Inc. (“Alliance”) and its two shareholders. The Escrow Release Agreement governs the disposition of 2,136,280 shares of Company common stock placed into escrow in conjunction with the Company’s July 12, 2006 purchase of all of the assets of Alliance. Under the terms of the Escrow Release Agreement, the Company will distribute 1,068,140 of the escrowed shares to the Alliance shareholders contingent upon the sale of certain specified Company assets. Concurrent with the sale of the specified assets, Alliance and its shareholders will release the Company from all claims and liabilities of any type or nature. The remaining 1,068,140 escrowed shares will be released back to the Company and will no longer be subject to any claim from Alliance or its shareholders. Each of the Alliance shareholders has agreed not to sell more than 10,000 shares in any one day. If all the released shares have been sold prior to December 15, 2008, and if the aggregate gross sales proceeds are less than the aggregate value of the shares on the date of release, the Alliance shareholders will be entitled to a payment equal to the difference between the aggregate gross sales proceeds and the aggregate value of the shares on the date of release. Such payment may be made in cash or Company shares, at the Company’s discretion. The Alliance shareholders will automatically waive the right to such payment if either of them violates the 10,000 share restriction. If the sale of the specified assets does not occur, the Escrow Release Agreement shall be void, of no further force and effect, and the escrowed shares will continue to be held pursuant to prior agreements.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arcadia Resources, Inc.
By:	/s/ Lynn Fetterman
Lynn Fetterman
Its:	Interim Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)

Dated: July 25, 2007